                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 1, 1997
                                                 -----------------

                      Astrotech International Corporation
------------------------------------------------------------------------------
             (Exact Name of registrant as specified in its charter)

                                    Delaware
------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

        1-10011                                          25-1570579
------------------------                      --------------------------------
(Commission File Number)                      (IRS Employer Identification No.)

        960 Penn Avenue, Suite 800, Pittsburgh, PA         15222
------------------------------------------------------------------------------
        (Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code  (412) 391-1896
                                                   ----------------

------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

The Registrant filed a Current Report on Form 8-K on May 14, 1997 relating to its acquisition of Trusco Tank, Inc. ("Trusco"). At the time of such filing, it was impracticable to provide certain financial statements of the business acquired and the required pro forma financial information. The Registrant hereby amends its Current Report on Form 8-K by filing the following required information on this Form 8-K/A.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                                                                                     PAGE
                                                                                     ----
  Report of Independent Accountants                                                   F-2

  Combined Balance Sheet as of December 31, 1996                                      F-3

  Combined Statement of Income for the year ended December 31, 1996                   F-4

  Combined Statement of Changes in Stockholders' and Partnership Equity for the
  year ended December 31, 1996                                                        F-5

  Combined Statement of Cash Flows for the year ended December 31, 1996               F-6

  Notes to Combined Financial Statements                                          F-7 thru F-13

  Condensed Combined Balance Sheets as of March 31, 1997
  and December 31, 1996                                                               F-14

  Condensed Combined Statements of Income for the Three Months Ended
  March 31, 1997 and 1996                                                             F-15

  Condensed Combined Statements of Cash Flows for the Three Months Ended
  March 31, 1997 and 1996                                                             F-16

  Condensed Combined Statement of Changes in Stockholders' and Partnership
  Equity for the Three Months Ended March 31, 1997 and 1996                           F-17

  Notes to Condensed Combined Financial Statements                                    F-18

(b) UNAUDITED PRO FORMA FINANCIAL INFORMATION

  Unaudited Pro Forma Condensed Consolidated Balance Sheet                        F-19 thru F-21

  Unaudited Pro Forma Condensed Consolidated Income Statements                    F-22 thru F-25

(c) EXHIBITS

     (10)(i) Stock Purchase Agreement dated as of April 30, 1997, by and between Jared A. Trussler, Ray E. Crosno and Leslie D. Scott and Astrotech International Corporation. (Incorporated by reference to Form 8-K filed May 14, 1997)

     (10)(ii) Amended and Restated Revolving Credit and Term Loan Agreement by and between Astrotech International Corporation and Bank One, Texas, NA and Bank of America, Texas, NA dated as of April 30, 1997. (Incorporated by reference to Form 8-K filed May 14, 1997)

     (24) Consent of Coopers & Lybrand L.L.P. Certified Public Accountants

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                           ASTROTECH INTERNATIONAL CORPORATION

July 11, 1997                              By: /s/ Raymond T. Royko
                                              ----------------------------
                                                   Raymond T. Royko
                                              Vice President and Secretary

                        TRUSCO TANK, INC. AND AFFILIATE

                REPORT ON AUDIT OF COMBINED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Trusco Tank, Inc.:

We have audited the accompanying combined balance sheet of Trusco Tank, Inc. and Affiliate (the Company) as of December 31, 1996 and the related combined statements of income, changes in stockholders' and partnership equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Trusco Tank, Inc. and Affiliate as of December 31, 1996, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND, L.L.P.

Pittsburgh, Pennsylvania
March 11, 1997

                        TRUSCO TANK, INC. AND AFFILIATE
                             COMBINED BALANCE SHEET
                               December 31, 1996

                                    -------


                                     ASSETS

Current assets:
    Cash and cash equivalents                                                                         $    562,052
    Trade accounts receivable, net of allowance of $135,000 (Notes 4 and 5)                              4,432,309
    Inventories (Notes 4 and 5)                                                                          2,651,497
    Costs and estimated earnings in excess of billings
          on uncompleted contracts (Note 2)                                                              1,163,606
    Prepaid expenses and other current assets                                                              380,363
                                                                                                      ------------
           Total current assets                                                                          9,189,827

Property and equipment (Notes 4 and 5):
    Land                                                                                                   160,000
    Buildings                                                                                              892,574
    Building and leasehold improvements                                                                    893,100
    Furniture and office equipment                                                                         465,877
    Machinery and equipment                                                                              5,523,089
    Construction in progress                                                                               130,293
                                                                                                      ------------
                                                                                                         8,064,933

    Less accumulated depreciation                                                                        5,349,360
                                                                                                      ------------
                                                                                                         2,715,573
                                                                                                      ------------
Other assets                                                                                                59,900
                                                                                                      ------------
              Total assets                                                                            $ 11,965,300
                                                                                                      ============
                             LIABILITIES AND STOCKHOLDERS' AND PARTNERSHIP EQUITY

Current liabilities:
    Accounts payable                                                                                  $  2,104,094
    Accrued compensation and benefits                                                                    1,097,806
    Accrued expenses and other current liabilities                                                         613,061
    Billings in excess of costs and estimated earnings on
      uncompleted contracts (Note 2)                                                                       493,460
    Line of credit (Note 4)                                                                              2,300,000
    Current portion of long-term note payable (Note 5)                                                     596,329
    Current portion of subordinated notes payable (Note 5)                                                  74,338
                                                                                                      ------------
           Total current liabilities                                                                     7,279,088

Long-term liabilities:
    Long-term debt, less current portion (Note 5)                                                        2,127,929
    Subordinated notes payable, less current portion (Notes 5 and 6)                                       301,940
                                                                                                      ------------
           Total liabilities                                                                             9,708,957
                                                                                                      ------------

Contingencies (Note 9)

Stockholders' and partnership equity:
    Common stock, no par, no stated value, 50,000 shares
         authorized, 4,500 shares issued and outstanding                                                    54,000
    Partnership equity                                                                                     161,575
    Retained earnings                                                                                    2,040,768
                                                                                                      ------------
           Total stockholders' and partnership equity                                                    2,256,343
                                                                                                      ------------
              Total liabilities and stockholders' and partnership equity                              $ 11,965,300
                                                                                                      ============


                     The accompanying notes are an integral
                   part of the combined financial statements.

                        TRUSCO TANK, INC. AND AFFILIATE
                          COMBINED STATEMENT OF INCOME
                      for the year ended December 31, 1996

                                    -------


Revenues                                                                       $24,809,267
Cost of revenues                                                                19,368,546
Depreciation expense                                                               520,730
Selling, general and administrative expense (Note 6)                             2,638,171
                                                                               -----------
           Operating profit                                                      2,281,820

Interest and other income                                                          119,548
Interest expense                                                                  (273,124)
                                                                               -----------
           Income before taxes                                                   2,128,244

Provision for income taxes (Note 3)                                                 30,667
                                                                               -----------
              Net income                                                       $ 2,097,577
                                                                               ===========


                     The accompanying notes are an integral
                   part of the combined financial statements.

                        TRUSCO TANK, INC. AND AFFILIATE
     COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' AND PARTNERSHIP EQUITY
                      for the year ended December 31, 1996

                                    -------


                                                 Common       Partnership         Retained
                                                 Stock           Equity           Earnings           Total
                                                 -----           ------           --------           -----
Balance December 31, 1995                      $ 54,000        $  175,583       $   3,487,781    $   3,717,364

Net income                                      -                  83,791           2,013,786        2,097,577

Distributions                                   -                 (97,799)         (3,460,799)      (3,558,598)
                                               --------        ----------       -------------    -------------

Balance December 31, 1996                      $ 54,000        $  161,575       $   2,040,768    $   2,256,343
                                               ========        ==========       =============    =============


                     The accompanying notes are an integral
                   part of the combined financial statements.

                        TRUSCO TANK, INC. AND AFFILIATE
                        COMBINED STATEMENT OF CASH FLOWS
                      for the year ended December 31, 1996

                                    -------


Cash flows from operating activities:
    Net income                                                                                         $ 2,097,577
    Adjustments to reconcile net income to net cash provided
         by operating activities:
      Depreciation                                                                                         520,730
      Amortization                                                                                           2,721
      Gain on sale of fixed assets                                                                         (27,013)
      Allowance for doubtful accounts                                                                       (3,000)
      Increase (decrease) in cash from changes in assets and liabilities:
         Trade accounts receivable                                                                         177,249
         Costs and estimated earnings in excess of billings
              on uncompleted contracts                                                                    (316,255)
         Inventories                                                                                      (444,153)
         Prepaid expenses and other current assets                                                         (40,654)
         Accounts payable                                                                                  418,638
         Accrued compensation and benefits                                                                 239,824
         Other accrued expenses                                                                             16,376
         Billings in excess of costs and estimated earnings
              on uncompleted contracts                                                                    (724,354)
                                                                                                       -----------
           Net cash provided by operating activities                                                     1,917,686
                                                                                                       -----------

Cash flows from investing activities:
    Capital expenditures                                                                                  (856,642)
    Proceeds from sale of fixed assets                                                                      50,387
                                                                                                       -----------
              Net cash used in investing activities                                                       (806,255)
                                                                                                       -----------

Cash flows from financing activities:
    Borrowings under line of credit                                                                      9,600,000
    Repayments of line of credit                                                                        (8,250,000)
    Borrowings under notes payable                                                                       2,000,000
    Principal payments of notes payable                                                                   (305,686)
    Borrowings under subordinated notes payable                                                            200,000
    Principal payments of subordinated notes payable                                                      (267,761)
    Distributions to shareholders and partners                                                          (3,558,598)
                                                                                                       -----------
           Net cash used in financing activities                                                          (582,045)
                                                                                                       -----------
Net increase in cash and cash equivalents                                                                  529,386
                                                                                                       -----------
Cash and cash equivalents at beginning of year                                                              32,666
                                                                                                       -----------
Cash and cash equivalents at end of year                                                               $   562,052
                                                                                                       ===========
Schedule of payments of interest and taxes:
    Payments for interest                                                                              $   267,000
                                                                                                       ===========
    Payments for income taxes                                                                          $    24,000
                                                                                                       ===========

Noncash financing and investing activities:

    The Company purchased equipment during the year with notes payable totaling $51,808.

                     The accompanying notes are an integral
                   part of the combined financial statements.

                        TRUSCO TANK, INC. AND AFFILIATE
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                    -------


1.     Summary of Significant Accounting Policies:

          Combined Presentation:

          The combined financial statements include the financial statements of Trusco Tank, Inc. (an S Corporation) and JR Company (a partnership), hereinafter collectively referred to as the Company. These entities are under common control and management and are the subject of a potential acquisition by Astrotech International Corporation (see
          Note 10). All intercompany transactions and balances have been eliminated in combination.

          Nature of Business:

          Trusco Tank, Inc. was founded in 1963 and incorporated in 1977 as a steel fabricator with technical expertise in steel fabrication, construction and corrosion protection. Trusco Tank, Inc. produces various tanks and steel products from two California facilities in the cities of San Luis Obispo and Fresno. The Company is a supplier of steel storage tanks to a variety of industries throughout the western United States. JR Company was formed in 1983 to own the land and buildings at the Company's facilities in San Luis Obispo.

          Revenue Recognition:

          The Company generates revenue from both construction contracts and product sales.

          The Company records income on construction contracts for water tanks, custom projects and water screens using the percentage-of-completion method of accounting. Under this method income is determined by applying the percentage of completion of contracts in each year, based on actual costs incurred compared to total estimated costs, to the estimated final income, except that estimated losses which are apparent prior to completion are provided for in their entirety. As contracts extend over one or more years, revisions in cost and profits estimated during the course of the work are reflected in the accounting period in which the facts which require the revisions become known. It is reasonably possible that future operating results may be affected if actual contract costs incurred differ from total contract costs currently estimated by management. Contract costs include all direct material and labor costs and certain indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred.

          The Company records income on the underground tank and above ground tank segments of its operations when products are shipped to the customers based on the accrual method of accounting.

          Accounts Receivable:

          The Company uses the allowance method of accounting for bad debt expense. The allowance is based on prior history and management's judgment on the collectibility of accounts receivable.

                                    -------


1.     Summary of Significant Accounting Policies, continued:

          Inventories:

          Inventories represent construction materials and supplies not charged to specific construction projects, and the cost of items associated with the underground tank and above ground tank segments of the operations. Inventories are stated at the lower of cost or market using the first-in, first-out method of valuing inventory. Raw materials, work in process, and finished goods inventories are $1,731,170, $305,189 and $615,138, respectively, at December 31,
          1996.

          Fixed Assets:

          Depreciation of fixed assets is computed by the straight-line method based on the cost of the assets, less allowance for salvage value where appropriate. Estimated useful lives vary from three to thirty years. All assets are recorded at cost.

          Research and Development Expense:

          Research and development expense is charged against income when incurred. Research and development expense for the year ended December 31, 1996 was $26,566 and is included in general and administrative expense.

          Cash Equivalents:

          The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amounts of these instruments approximate fair value.

          Estimates:

          The preparation of combined financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Concentration of Credit Risk:

          The Company grants credit to customers principally involved in the business of Municipal Water Storage. The Company performs ongoing credit evaluations of its customers to minimize its credit risk.

          Warranty Expense:

          The Company warrants that its tanks, workmanship and products will meet certain specifications. The Company records the liability for estimated warranty claims on specific contracts based on management's best estimate and on prior experience. The warranty liability, which totaled $106,000 at December 31, 1996, is subject to estimates and as such it is at least reasonably possible that actual amounts may differ from these estimates.

                                    -------


2.     Costs and Estimated Earnings on Uncompleted Contracts:

           Costs incurred on uncompleted contracts                                                 $ 11,515,609
           Estimated earnings                                                                         3,880,015
                                                                                                   ------------
                                                                                                     15,395,624
           Less:  billings to date                                                                  (14,725,478)
                                                                                                   ------------
                                                                                                   $    670,146
                                                                                                   ============

           Costs and estimated earnings in excess of billings on uncompleted contracts                1,163,606
           Billings in excess of costs and estimated earnings on uncompleted contracts                 (493,460)
                                                                                                   ------------
                                                                                                   $    670,146
                                                                                                   ============


3.     Income Taxes:

       In March 1991, Trusco Tank, Inc. elected to be treated as a small business corporation under Subchapter S provisions of the Internal Revenue Code and was granted S corporation status for California state tax purposes effective February 1, 1991. In this status, Trusco Tank, Inc. is not a taxable entity for federal income taxes and elements of income and expense flow through and are taxed to the shareholders on an individual basis. However, Trusco Tank, Inc. still pays state taxes at the rate of 1.5%.

       Provision for state income taxes at December 31, 1996 consisted of the following:

           Current taxes                                               $30,667

       Deferred state taxes are considered immaterial to the combined financial statements and therefore have not been presented.

       The income from JR Company is taxed to the partners on their individual tax returns. The partnership is not a tax paying entity for purposes of federal and state income taxes, and no income taxes have been recorded for it in the combined financial statements.

       The Company's S Corporation and partnership tax returns and the amount of distributable income are subject to examination by federal and state taxing authorities. In the event of an examination of the Company's or partnership's tax returns, the tax liabilities of the shareholder or partner could be changed by the taxing authorities.

4.     Line of Credit:

       The Company has a bank revolving line of credit outstanding of $2,300,000 at December 31, 1996. The indebtedness is secured by accounts receivable, inventory and equipment of the Company. A maximum of 80% of the Company's eligible accounts receivable plus 25% of the Company's inventory excluding work in process can be advanced up to a total of $2,500,000. These funds are to be used to provide working capital. Interest on advanced amounts is payable monthly at the rate of 1% above the bank's prime rate which was 9.25% at December 31, 1996. The outstanding principal matures June 5, 1997. This agreement, as well as the bank term loan and installment loans discussed in Note 5, contain subjective acceleration clauses which permit the bank to accelerate the repayment of the debt upon the occurrence of certain events as defined in the agreements.

                                    -------


5.     Long-Term Liabilities:

            Long-Term Debt
         --------------------
                                                                                                   Outstanding
            Interest Rate                                Description                                Principal
         --------------------                                                                    ---------------
                 9.0%       Installment note payable due in monthly payments of $445
                            including interest through November 1997, collateralized by a
                            vehicle                                                                 $    4,684

                 9.0%       Installment note payable due in yearly payments of $50,000
                            plus interest through November 1997, uncollateralized                       50,000

                 3.9%       Installment note payable due in monthly installments of $376
                            including interest through July 1998, collateralized by a vehicle            6,561

            Prime (9.25%)   Bank term loan due in monthly principal payments of $16,253
              Plus 1.5%     including interest through November 1998, collateralized by
                            accounts receivable, equipment, and inventory                              304,798

            Prime (9.25%)   Installment note payable due in monthly payments of $41,882
              Plus 1.0%     including interest through November 2001, collateralized by
                            accounts receivable, equipment and inventory                             1,946,835

                 9.0%       Installment note payable due in monthly payments of $588
                            including interest through September 2001, collateralized by a
                            vehicle                                                                     26,746

                 8.4%       Installment note payable due in monthly payments of $743,
                            including interest through August 1999, collateralized by a
                            vehicle                                                                     20,626

                12.1%       Installment note payable due in monthly payments of $2,830 including interest through January 2009, collateralized by property.  Additionally, the Company is required to maintain
                            an escrow account related to this note.                                    214,988

                10.2%       Installment note payable due in monthly payments of $2,377
                            including interest through July 2004, collateralized by property.          149,020
                                                                                                    ----------
                                                                                                     2,724,258

                            Less current portion of long-term debt                                     596,329
                                                                                                    ----------
                                                                                                    $2,127,929
                                                                                                    ==========

                                    -------


5.     Long-Term Liabilities, continued:

       Maturities of long-term debt are as follows:

          Year ended December 31                Amount
          ----------------------             -----------
             1997                            $   596,329
             1998                                537,782
             1999                                438,346
             2000                                476,043
             2001                                451,902
             Thereafter                          223,856
                                             -----------
                     Total                   $ 2,724,258
                                             ===========


       The Company has a subordinated note payable to an unrelated party of $316,278. The note is payable in monthly installments of $8,600 including interest at 7.45% through September 2000. At December 31, 1996, $74,338 of this note is shown as a current liability. The Company also has a subordinated note payable to a related party of $60,000 with interest only due in quarterly payments until March 2000, at which time the entire principal and interest shall be paid in full. The note bears interest at 10.0%.

       Maturities of subordinated notes payable are as follows:

           Year ended December 31             Amount
           ----------------------           ----------
             1997                           $   74,338
             1998                               82,759
             1999                               91,445
             2000                              127,736
                                            ----------
                     Total                  $  376,278
                                            ==========


6.     Related Party Transactions:

       The real estate and facilities associated with Trusco Tank, Inc.'s Fresno, California operations were purchased by a partnership in which two partners are stockholders in Trusco Tank, Inc. The real estate and facilities are leased to Trusco Tank, Inc. for approximately $8,000 per month. The lease is on a month-to-month basis. The total lease expense for the year ended December 31, 1996 approximated $96,000.

       Trusco Tank, Inc. has incurred notes payable of $60,000 to this partnership to provide working capital which is included in subordinated debt at December 31, 1996.

       Trusco Tank, Inc. pays $3,950 per month to the majority stockholder for lease of land used for storage. This lease is on a month-to-month basis.

                                    -------


6.     Related Party Transactions, continued:

       The Company sells above ground and underground tanks to, and purchases miscellaneous accessories for those tanks from, Petrowest Equipment, an uncombined affiliated company which distributes petroleum products throughout California and Nevada (uncombined affiliate). Certain stockholders of the uncombined affiliate also have ownership interests in the Company. For the year ended December 31, 1996, the Company recorded sales of $2,526,786 to, and purchases of $144,926 from, the uncombined affiliate. These amounts have been included in sales and cost of revenues. Additionally, the Company provides administrative support and other miscellaneous services to the uncombined affiliate. The Company recovered $337,428 in general and administrative expenses from the uncombined affiliated company for the year ended December 31, 1996. The Company received payments for miscellaneous reimbursements of $241,664 from the uncombined affiliated company. Included in accounts payable and trade accounts receivable is $14,732 and $274,691, respectively, that is related to the above transactions.

7.     Leases:

       The Company leases a copy machine and a postage machine with lease terms which expire in 1998 and 2000, respectively.

       Future minimum lease payments for operating leases are as follows:

          1997                                        $   7,205
          1998                                            2,833
          1999                                            1,376
          2000                                            1,376
                                                      ---------
                    Total                             $  12,790
                                                      =========


       Rent expense for the year ended December 31, 1996 was $125,999.

8.     Employee Retirement Plans:

       The Company is the sponsor of a 401(k) profit sharing pension plan which covers substantially all full-time employees. Company contributions are discretionary with the maximum calculated at 7% of eligible wages less forfeitures. Expense related to the Company contribution to this 401(k) profit-sharing plan for the year ended December 31, 1996 was $203,824. The Company is also the sponsor of a 401(k) profit sharing pension plan which covers all prevailing wage earners. For prevailing wage contributions, there is no minimum age or service requirement and the amount contributed by the Company is a flat rate, which varies by job, and is set by the state of California. The contribution to the prevailing wage profit sharing plan for the year ended December 31, 1996 was $129,885.

                                    -------


9.     Contingencies:

       The Company is a party to a number of lawsuits and claims arising out of the ordinary conduct of its business, including those relating to employee relations, contractual disputes and regulatory matters. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the combined financial position, results of operations or cash flows of the Company.

       Additionally, the Company currently guarantees selected liabilities of the uncombined affiliate some of whose shareholders are also shareholders of the Company. The balances outstanding on these related party liabilities at December 31, 1996 are $3,600,000 on a line of credit and $44,302 on a note payable.

10.    Subsequent Event:

       On February 12, 1997, the shareholders and partners (sellers) entered into a letter of intent to sell the stock of Trusco Tank, Inc. and the real estate and facilities located in San Luis Obispo, owned by JR Company, to Astrotech International Corporation (Astrotech). In addition, the Fresno real estate and facilities, owned by a related party, will continue to be leased to Trusco Tank, Inc. The sellers have a put provision to sell the real estate and facilities to Astrotech upon the satisfactory completion of an environmental study.

                        TRUSCO TANK, INC. AND AFFILIATE
                       CONDENSED COMBINED BALANCE SHEETS
                             (Dollars in Thousands)

                                                                      March 31,             December 31,
                                                                          1997                  1996
                                                                     -----------            ------------
ASSETS                                                               (Unaudited)                  *
CURRENT ASSETS
   Cash and cash equivalents                                           $    62                $   562
   Trade accounts receivable                                             4,933                  4,432
   Inventories                                                           2,518                  2,652
   Costs and estimated earnings in excess of billings
        on uncompleted contracts                                           584                  1,164
   Prepaid expenses and other current assets                               382                    380
                                                                       -------                -------

          TOTAL CURRENT ASSETS                                           8,479                  9,190

PROPERTY, PLANT AND EQUIPMENT
   Land                                                                    160                    160
   Buildings                                                               893                    893
   Building and leasehold improvements                                     925                    893
   Furniture and office equipment                                          361                    466
   Machinery and equipment                                               5,610                  5,523
   Construction in progress                                                182                    130
                                                                       -------                -------

                                                                         8,131                  8,065

   Less accumulated depreciation                                         5,361                  5,349
                                                                       -------                -------

                                                                         2,770                  2,716

   Other assets                                                             59                     59
                                                                       -------                -------

          TOTAL ASSETS                                                 $11,308                $11,965
                                                                       =======                =======

LIABILITIES AND STOCKHOLDERS' AND PARTNERSHIP EQUITY
CURRENT LIABILITIES
   Accounts payable                                                    $ 1,664                $ 2,104
   Accrued compensation and benefits                                       624                  1,098
   Accrued expenses and other current liabilities                        1,283                    613
   Billings in excess of costs and estimated earnings
         on uncompleted contracts                                          857                    494
   Line of credit                                                        1,600                  2,300
   Current portion of long-term notes payable                              621                    596
   Current portion of long-term subordinated notes payable                  76                     74
                                                                       -------                -------

                       TOTAL CURRENT LIABILITIES                         6,725                  7,279

Long-term liabilities:
   Long-term debt, less current portion                                  2,000                  2,128
   Subordinated notes payable, less current portion                        281                    302
                                                                       -------                -------

                       TOTAL LIABILITIES                                 9,006                  9,709
                                                                       -------                -------

STOCKHOLDERS' AND PARTNERSHIP EQUITY
   Common Stock, no par, no stated value, 50,000 shares
        authorized, 4,500 shares issued and outstanding                     54                     54
   Partnership equity                                                      203                    161
   Retained earnings                                                     2,045                  2,041
                                                                       -------                -------

        TOTAL STOCKHOLDERS' AND PARTNERSHIP AND PARTNERSHIP  EQUITY      2,302                  2,256
                                                                       -------                -------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $11,308                $11,965
                                                                       =======                =======

* Summarized from audited balance sheet included elsewhere herein.

See Notes to Condensed Combined Financial Statements.

                        TRUSCO TANK, INC. AND AFFILIATE
                    CONDENSED COMBINED STATEMENTS OF INCOME
                             (Dollars in Thousands)


                                                            Three Months            Three Months
                                                               Ended                   Ended
                                                              March 31,              March 31,
                                                                 1997                   1996
                                                            ------------            ------------
                                                             (Unaudited)            (Unaudited)
Revenues                                                       $5,556                   $5,386

Cost of revenues                                                4,527                    4,165
Depreciation and amortization expense                             142                      111
Selling, general and administrative expenses                      743                      825
                                                               ------                   ------

          OPERATING PROFIT                                        144                      285

Interest and other income                                          13                       20
Interest expense                                                 (111)                     (59)
                                                               ------                   ------

           INCOME BEFORE INCOME TAXES                              46                      246

Provision for income tax                                           --                       (3)
                                                               ------                   ------

          NET INCOME                                           $   46                   $  243
                                                               ======                   ======


See Notes to Condensed Combined Financial Statements.

                        TRUSCO TANK, INC. AND AFFILIATE
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)


                                                                Three Months              Three Months
                                                                    Ended                    Ended
                                                                  March 31,                March 31,
                                                                    1997                      1996
                                                                ------------              ------------
                                                                 (Unaudited)              (Unaudited)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                $   521                  $   (97)
                                                                   -------                  -------

Cash flows from investing activities:
     Capital expenditures                                             (207)                    (216)
     Proceeds from sale of fixed assets                                  8                       14
                                                                   -------                  -------

          NET CASH USED IN INVESTING ACTIVITIES                       (199)                    (202)
                                                                   -------                  -------

Cash flows from financing activities:
     Borrowings under line of credit                                 1,950                    2,100
     Repayments of line of credit                                   (2,650)                  (1,650)
     Borrowings under notes payable                                     21                        0
     Principal payments of notes payable                              (124)                     (47)
     Principal payments of subordinated notes payable                  (19)                     (16)
     Distribution to shareholders and partners                          --                      (88)
                                                                   -------                  -------

            NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES       (822)                     299
                                                                   -------                  -------

Net decrease in cash and cash equivalents                             (500)                       -
                                                                   -------                  -------

Cash and cash equivalents at beginning of period                       562                       27
                                                                   -------                  -------

Cash and cash equivalents at end of period                         $    62                  $    27
                                                                   =======                  =======

See Notes to Condensed Combined Financial Statements.

                        TRUSCO TANK, INC. AND AFFILIATE
      CONDENSED COMBINED STATEMENT OF STOCKHOLDERS' AND PARTNERSHIP EQUITY
                   For the three months ended March 31, 1997
                             (Dollars in Thousands)
                                  (Unaudited)


                                      Common      Partnership     Retained
                                      Stock          Equity       Earnings     Total
                                      ------      -----------     --------     -----


BALANCE AT DECEMBER 31, 1996           $54            $161         $2,041      $2,256

Net income                              --              42              4          46

Distributions                           --              --             --          --
                                       ---            ----         ------      ------

BALANCE AT MARCH 31, 1997              $54            $203         $2,045      $2,302
                                       ---            ====         ======      ======



See Notes to Condensed Combined Financial Statements.

TRUSCO TANK, INC. AND AFFILIATE

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.   BASIS OF PRESENTATION

The accompanying condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. For further information, refer to the audited combined financial statements and footnotes thereto of Trusco Tank, Inc. and Affiliate (the "Company") for the year ended December 31, 1996.

The condensed combined financial statements include the financial statements of Trusco Tank, Inc. (an S Corporation) and JR Company (a partnership), hereinafter collectively referred to as the Company. These entities are under common control and management and are the subject of an acquisition by Astrotech International Corporation (see Note 4). All intercompany transactions and balances have been eliminated in combination.

2.   INVENTORIES

Inventories are valued at the lower of cost or market using the first-in, first-out method and consisted of the following:

                                            March 31,     December 31,
                                              1997           1996
                                            ---------     ------------
    Raw materials and components parts      $1,593,000     $1,732,000
    Work in process                            294,000        305,000
    Finished goods                             631,000        615,000
                                            ----------     ----------
                                            $2,518,000     $2,652,000
                                            ==========     ==========

3.   CHANGES IN ACCOUNTING AND NEW ACCOUNTING STANDARDS

Effective January 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of." The adoption of SFAS No.121 did not have a material effect on the Company's financial position or results of operations.

4.   CHANGE IN OWNERSHIP

On May 1, 1997, all of the issued and outstanding shares of capital stock of Trusco Tank, Inc. and two parcels of real property, including manufacturing facilities owned by JR Company, used in Trusco's business were sold to Astrotech International Corporation.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 1, 1997 Astrotech International Corporation ("Astrotech") acquired all of the outstanding common stock of Trusco Tank, Inc. ("Trusco") and two parcels of real property, including manufacturing facilities owned by JR Company, used in Trusco's business. The acquisition is being accounted for using the purchase method of accounting. The results of operations for the periods since the date of acquisition are included in Astrotech's historical consolidated financial statements. The purchase accounting adjustments presented in the following pro forma financial statements are estimates based on conditions existing at the assumed dates of acquisition. The following pro forma financial statements should be read in conjunction with the historical financial statements of Trusco in this Form 8-K/A-1 and the historical financial statements and other financial information of Astrotech appearing in its 1996 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Astrotech at March 31, 1997 has been adjusted to give effect to the purchase of Trusco as though such purchase had occurred on March 31, 1997.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 March 31, 1997
                                  (Unaudited)
                             (Dollars in Thousands)

                                                        Astrotech           Trusco
                                                        March 31,          March 31,                                 Pro Forma
                                                          1997               1997             Adjustments          Consolidated
                                                        ---------          ---------          -----------          ------------
ASSETS
CURRENT ASSETS
      Cash and cash equivalents                            $  1,706         $    62           $    309 d             $  2,077
                                                                                               (10,958)a
                                                                                                (3,775)e
                                                                                               (16,910)e
                                                                                                31,643 e
      Trade accounts receivable                              21,267           4,933                                    26,200
      Inventories  (Note 2)                                   5,488           2,518                                     8,006
      Costs and estimated earnings in excess
       of billings on uncompleted contracts                   6,165             584                                     6,749
      Deferred income taxes                                   1,726              --                                     1,726
      Prepaid expenses and other current assets                 902             382                356 b1               1,284
                                                                                                  (356)d
                                                           --------         -------                                  --------
      TOTAL CURRENT ASSETS                                   37,254           8,479                                    46,042

PROPERTY, PLANT AND EQUIPMENT
      Land                                                    2,404             160              1,205 b2               3,769
      Buildings and building improvements                     6,759           1,818               (868)b2               7,709
      Furniture and office equipment                          2,927             361               (271)b2               3,017
      Machinery and equipment                                17,951           5,792             (4,571)b2              19,172
      Tanks and trucks held for lease                         7,717              --                                     7,717
                                                           --------         -------                                  --------
                                                             37,758           8,131                                    41,384
      Less accumulated depreciation and amortization         11,760           5,361             (5,361)b2              11,760
                                                           --------         -------                                  --------
                                                             25,998           2,770                                    29,624
OTHER ASSETS
      Costs in excess of net assets acquired, net of
       accumulated amortization of $4,636
       September 30, 1995                                    20,059              --              7,670 b3              27,729
      Other assets                                            2,150              59                (47)b1               2,162
                                                           --------         -------                                  --------

      TOTAL ASSETS                                           85,461          11,308                                   105,557
                                                           ========         =======                                  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable                                        5,358           1,664                                     7,022
      Accrued compensation and benefits                       3,401             624                                     4,025
      Accrued expenses and other current liabilities          6,598           1,283                500 a                8,381
      Earn-outs payable                                       2,000              --                                     2,000
      Notes payable                                              --           1,600             (1,600)e                   --
      Billings in excess of costs and estimated
       earnings on uncompleted contracts                      7,944             857                                     8,801
      Current portion of long-term debt                       3,380             697             (3,200)e                3,892
                                                                                                  (524)e
                                                                                                   (32)b1
                                                                                                 3,571 e
                                                                                                   47  b1
                                                                                                   (47)d
                                                           --------         -------                                  --------
      TOTAL CURRENT LIABILITIES                              28,681           6,725                                    34,121

LONG-TERM DEBT                                               13,710           2,281               (336)b1              28,366
                                                                                                (1,651)e
                                                                                               (13,710)e
                                                                                                 6,643 e
                                                                                                21,429 e

DEFERRED INCOME TAXES                                         3,900              --                                     3,900
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Common Stock, $.01 par value,
        authorized 20,000,000 shares;
        issued and outstanding 9,934,999                         99              54                (54)c                   99
      Additional capital                                     59,937             203               (203)c               59,937
      Retained earnings (deficit)                           (20,866)          2,045             (2,045)c              (20,866)
                                                           --------         -------                                  --------
                                                             39,170           2,302                                    39,170
                                                           --------         -------                                  --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 85,461         $11,308                                  $105,557
                                                           ========         =======                                  ========

See Notes to Pro Forma Condensed Consolidated Balance Sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)


a.    The purchase price of Trusco consists of the following:

Cash                                   $10,958
Direct expenses of the purchase            500
                                       -------
                                       $11,458
                                       =======

      The direct expenses of the purchase consist primarily of investment advisory, legal and accounting fees.

b. For purposes of determining the pro forma effect of the acquisition on Astrotech consolidated financial statements, the fair value of Trusco's net assets has been estimated in accordance with Accounting Principles Board Opinion No. 16:

      Net assets of Trusco at March 31, 1997                              $ 2,302
      Adjustments for net liabilities of JR Company not assumed (b1)          630
      Fair value adjustments:
        Adjustments of fixed assets to estimated fair value (b2)              856
      Costs in excess of fair value of net assets acquired (b3)             7,670
                                                                          -------
          Astrotech's investment in Trusco                                $11,458
                                                                          =======

c.    Trusco's stockholders' equity as of March 31, 1997 is eliminated.

d. The parties eliminated affiliate receivables, by cash exchange, at the time of the acquisition in accordance with the Stock Purchase.
      This transaction is reflected on a pro forma basis.

e. Proceeds of a Loan Agreement with a bank were used to finance the cash portion of the purchase price, repay existing bank obligations of Trusco of $3,775 (long-term portion, $1,651, current portion, $2,124) and refinance existing bank obligations of Astrotech of $16,910 (long-term portion $13,710, current portion, $3,200). Components of the new loan on a pro forma basis are as follows:

Revolving note payable                             $ 6,643
Long-term debt  (current portion, $3,571)           25,000
                                                   -------
                                                   $31,643
                                                   =======

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Income Statements of Astrotech for the year ended September 30, 1996 and for the six months ended March 31, 1997 present the separate historical results of Astrotech and Trusco and consolidated pro forma results as though such purchase had occurred on October 1, 1995. The Unaudited Pro Forma Condensed Consolidated Income Statements do not purport to be indicative of the results which actually would have occurred if the acquisition had been consummated on October 1, 1995 or which may occur in the future.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                        SIX MONTHS ENDED MARCH 31, 1997
                   (Dollars in Thousands, Except Share Data)


                                                       Astrotech             Trusco
                                                      Six Months           Six Months
                                                         Ended                Ended
                                                         March                March                               Pro Forma
                                                       31, 1997             31, 1997          Adjustments        Consolidated
                                                      ----------           ----------         -----------        ------------
  Revenues                                               $63,222             $10,924                                  $74,146

  Cost of revenues                                        46,742               7,924                                   54,666
  Depreciation and amortization expense                    2,202                 287               $(158)a              2,412
                                                                                                      81 b
  Selling, general and administrative expenses            10,566               1,923                                   12,489
                                                      ----------              ------               -----           ----------

      OPERATING PROFIT                                     3,712                 790                  77                4,579

  Interest and other income                                  146                 175                                      321
  Interest expense                                          (635)               (201)               (483)c             (1,123)
                                                                                                     196 d
                                                      ----------              ------               -----           ----------

       INCOME BEFORE INCOME TAXES                          3,223                 764                (210)               3,777

  Income tax expense                                      (1,309)                (10)               (215)e             (1,534)
                                                      ----------              ------               -----           ----------

NET INCOME                                            $    1,914              $  754               $(425)          $    2,243
                                                      ==========              ======               =====           ==========

  Net income per common share                              $0.19                                                        $0.22
  Weighted average shares outstanding                 10,231,777                                                   10,231,777

See Notes to Pro Forma Condensed Consolidated Income Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                         YEAR ENDED SEPTEMBER 30, 1996
                   (Dollars in Thousands, Except Share Data)


                                                         Astrotech            Trusco
                                                           Year                Year
                                                           Ended               Ended
                                                         September           December                             Pro Forma
                                                         30, 1996            31, 1996            Adjustments      Consolidated
                                                  ----------------  ------------------     -----------------   ----------------
  Revenues                                               $122,190             $24,809                                 $146,999

  Cost of revenues                                         91,102              19,369                                  110,471
  Depreciation and amortization expense                     3,852                 521              $ (294)a              4,240
                                                                                                      161 b
  Selling, general and administrative expenses             19,704               2,638                                   22,342
                                                       ----------             -------             -------           ----------

      OPERATING PROFIT                                      7,532               2,281                 133                9,946

  Interest and other income                                   329                 120                                      449
  Interest expense                                         (1,331)               (273)               (965)c             (2,307)
                                                                                                      262 d
                                                       ----------             -------             -------           ----------

       INCOME BEFORE INCOME TAXES                           6,530               2,128                (570)               8,088

  Income tax expense                                       (2,520)                (30)               (571)e             (3,121)
                                                       ----------             -------             -------           ----------

NET INCOME                                             $    4,010             $ 2,098             $(1,141)          $    4,967
                                                       ==========             =======             =======           ==========

  Net income per common share                               $0.40                                                        $0.49
  Weighted average shares outstanding                  10,108,397                                                   10,108,397

See Notes to Pro Forma Condensed Consolidated Income Statements.

                 NOTES TO PRO FORMA CONDENSED INCOME STATEMENTS
                             (Dollars in Thousands)


Adjustments to the Pro Forma Condensed Income Statements for the twelve months ended September 30, 1996 and the six-month period ended March 31, 1997 in connection with the acquisition of Trusco are presented below:

                                                                                               Increase (decrease) income
                                                                                              9/30/96               3/31/97
                                                                                            -----------           -----------
a.   As a result of the net effect of recording the fixed assets at fair market value and assigning new useful lives, depreciation expense is decreased on a pro
     forma basis                                                                                294                   158

b.   Goodwill is amortized over a 40-year life on a straight line basis.                       (161)                  (81)

c.   Interest at 7.5% on borrowings to pay purchase price and repay certain
     existing outstanding indebtedness of Trusco at assumed date of acquisition                (965)                 (483)

d.   To eliminate interest expense on Trusco's existing debt which was repaid
     by Astrotech at assumed date of acquisition. (See c. above)                                262                   196

e.   Represents the pro forma income tax effect of consolidating the companies.                (571)                 (215)